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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

Commission File No. 0-16728                                   CUSIP No.  None

                           NOTIFICATION OF LATE FILING

                   [X] Form 10-K and 10 KSB     [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

                     For the Period Ended December 31, 2003

            Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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PART I.  Registration Information
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                  Fairfield Inn by Marriott Limited Partnership
                            (Full Name of Registrant)

7 Bulfinch Place, Suite 500, Boston, Massachusetts                      02114
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      (Address of Principal Executive Office)                         (Zip Code)

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PART II. Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[ ]       (a)  The reasons described in reasonable detail in Part III of this
               Form could not be eliminated without reasonable effort or expense;

[X]       (b)  The subject quarterly report will be filed on or before the fifteenth calendar day following the prescribed due date; and

[ ]       (c)  The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.

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PART III. Narrative
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         The registrant will file its Form 10-K report prior to the expiration of the 15-day extension period.


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PART IV.  Other Information
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(1) Name and telephone number of person in contact in regard to this notification:

         David J. Heymann                516                     681-3636
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              (Name)                 (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

         YES  [ ]         NO [X]

The Registrant's Quarterly Report on Form 10Q for the period ended September 30, 2003 was not timely filed.


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

         YES [ ]          NO [X]

         Fairfield Inn by Marriott Limited Partnership
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         (Name of registrant as specified in charter)

         has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 30, 2004

                                 FAIRFIELD INN BY MARRIOTT LIMITED PARTNERSHIP

                                 By:     AP-Fairfield GP, LLC
                                         General Partner

                                         By:      AP-Fairfield Manager Corp.
                                                  Manager

                                                  By:   /s/ Carolyn Tiffany
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                                                        Carolyn Tiffany
                                                        Vice President